Exhibit 99.1

Annual Meeting of Shareholders

Chicago, Illinois

May 6, 2009

Host:

Richard C. Vie, Chairman

Meeting Secretary:

Scott Renwick, General Counsel and Secretary

Mr. Vie:

We will now commence the informal session. Don Southwell, Unitrin’s President and Chief Executive Officer, will review the company’s operations with you.

Mr. Donald G. Southwell (President and Chief Executive Officer):

Slide 2 (CEO’s Remarks)

Thank you Dick. This has been quite a year. Not only were we affected by the world-wide financial meltdown but it was one of the worst storm years on record. As the financial crisis unfolded last year we made a number of decisions to safeguard our capital and remove risk from our balance sheet. Despite this we suffered a net loss of nearly $30 million last year. And our total GAAP capital declined by nearly $650 million, largely through the decline of investment market prices. This contrasted with the previous five years where we averaged over $220 million of net income each year and grew our GAAP capital by nearly $500 million while paying out $580 million in dividends to our shareholders. We truly hit a big bump in the road last year.

On the merger and acquisition front, we did some deals that I believe will strengthen Unitrin in the future. In April of 2008, we acquired a nice sized Alabama–based career agency company that allowed us to re-enter the state of Alabama, a state where we had stopped writing new business some years ago due to the legal climate. We believe the legal climate in that state has changed for the good and Alabama should be a strong market for future sales. In February of this year we acquired the Response Insurance Group of companies which will strengthen our Unitrin Direct operation. This acquisition will provide needed critical mass and should help us to lower our combined ratios. We also sold our Unitrin Business Insurance operation last June. We had tried to increase the premium base of that operation to solve its expense problem but were unsuccessful. Selling this unit took us out of the commercial insurance business with the exception of some commercial auto sold by Unitrin Specialty. This deal was a renewal rights transaction where we kept the loss reserves which we believe will benefit us.

And this past March we made the tough decision to put Fireside Bank into run-off.

I will cover these and other highlights of the past year but first a word from the legal department.

Slide 3 (Statements)

These are the obligatory statements that can be found, along with this presentation and a discussion of non-GAAP financial measures, in an 8-K report we filed with the SEC this morning. This presentation will also be posted under “Archived Events” in the Investors portion of our website at Unitrin.com.

Slide 4 (Presentation Outline)

The presentation that I will make today will cover these areas. After a brief review of Unitrin’s businesses, I would like to outline the challenges that we have faced along with the actions that we have taken to counter them. Although 2008 was a difficult year, we do have some good things to report. I will then finish with some key takeaways.

Slide 5 (Distribution Channels)

Unitrin earned just over $2.6 billion in premiums and auto finance revenues from continuing operations in 2008. These revenues are depicted on this chart broken down by segment. We have three property and casualty insurance businesses which primarily provide personal lines coverages of auto and homeowners or renters insurance plus a small amount of related personal lines coverages such as personal umbrellas and watercraft. As I mentioned before, except for a small amount of commercial auto sold by Unitrin Specialty, we exited the commercial lines business last year when we sold our Unitrin Business Insurance unit to AmTrust.

Kemper is the largest of the three property casualty segments and comprises over $930 million of earned premiums or almost 36% of revenues on this chart. Kemper has definitely turned out to be a solid acquisition. This operation is managed by Denise Lynch and markets its products through independent agents to consumers that meet the underwriting criteria for either preferred or standard rates. The Unitrin Specialty unit, comprising $494 million of earned premiums or almost 19% of revenues, is managed by John Mullen. This operation is focused on providing nonstandard auto insurance to individuals and businesses that have had difficulty obtaining standard or preferred rated insurance. Unitrin Direct is our 2001 start-up that markets auto and homeowners insurance directly to consumers by direct mail and the internet. It had over $290 million of earned premiums or approximately 11% of our revenues and it is managed by Jim Schulte and Tim Bruns.

Our life and health insurance segment earned $661 million of premiums last year accounting for 25% of the total. This segment is comprised of two operations. Our Career Agency Companies are ably managed by Don Royster. Their niche is marketing affordable life, health and renters insurance to consumers of modest means. An advantage they have is the use of a 2,700 member, captive sales force. The second operation is Reserve National which is run by Orin Crossley. It targets rural customers with affordable accident and health insurance products marketed through independent, but exclusive, agents.

The automobile finance segment provided slightly over 9% of premium and finance revenues. This segment consists of Fireside Bank which is located in California. I will get into this operation in more detail later, but as a result of our decision announced this past March, all new writing of automobile loans has ceased. As a result of this action, this revenue will decline in future years.

Slide 6 (Product Mix)

This chart shows our 2008 earned premiums and auto finance revenues by general type of product. As you can see, auto insurance – both personal and commercial – comprises approximately 52% or nearly $1.4 billion of revenues. Next is life insurance at 15.2% or nearly $400 million of premiums. Homeowners insurance is nearly $300 million followed by auto finance revenues of $242 million and health insurance of $160 million which is all limited-benefit and does not include major medical insurance. We believe that it is a real plus for Unitrin to have both life and property and casualty insurance operations. The property casualty insurance industry tends to be more cyclical by being prone to such things as pricing cycles and catastrophe losses. Our life and health insurance operations provide a more stable base with respect to both profitability and cash flow.

Slide 7 (Challenges)

As I mentioned in my opening remarks, 2008 was a year we will not soon forget. This slide depicts the significant hits that we took last year. Excluding them would produce an underlying pre-tax income of roughly $300 million, which was the same level as experienced in 2007. What drove this number into a large negative can be summarized into these five items. First, 2008 was a terrible catastrophe storm year, not only for Unitrin but for the entire industry. Of the $145 million of cat losses on this chart, $65 million were from three major hurricanes – Dolly, Gustav and Ike - that hit the US in the third quarter. The remaining cat losses came from a multitude of storms which include tornadoes, hail, ice and wind.

Unitrin Direct has also been a disappointment. Total pre-tax loss was $45 million, up from $41 million in 2007. I will cover Unitrin Direct in more detail later in this presentation and in particular, the action steps we are taking to bring this company to profitability.

The last three items on the list, Fireside Bank, losses from investment partnerships and realized investment losses, were all the direct result of the extraordinary economic events that have rocked the U.S. and world economy. With respect to the loss from investment partnerships and LLCs, the accounting rules require us to reflect mark to market adjustments in net income due to our ownership percentage in certain of these funds. At the end of March, 2009 we had approximately $266 million invested in these investment partnerships and LLCs.

Slide 8 (Challenges)

This slide further illustrates the dramatic impact on GAAP equity from declines in the market prices of investments. In 2008 we experienced nearly $690 million of pre-tax investment losses - $595.6 million of unrealized losses and $93.7 million of realized losses. These losses follow five consecutive years of continued investment net gains at Unitrin totaling nearly a half billion dollars. In addition, the $690 million of pre-tax losses represents a 10.7% decline in investment values when applied against the $6.4 billion of investments that we had at the beginning of 2008.

Slide 9 (These are Extraordinary Times Which Require Extraordinary Measures)

The challenges that we faced required management to take immediate action steps to prevent continued declines in capital and profitability. Unitrin has always had a vigorous internal planning and goal setting function that requires each of our operating companies to prepare short-term profit plans against which actual performance is measured each month. These profit plans necessitate face to face meetings with key officers from the operating companies. In order to be more aggressive in challenging operating company management to improve operating profits and to lessen the strain on capital we modified the focus of the fall, 2008 meetings. These meetings resulted in operating management going back to their companies and revising their plans, which in many cases resulted in underwriting changes, geographical changes where we write business, reductions and or eliminations of salary increases, reductions of employee levels and further reductions in our exposure to large catastrophic losses. We believe that these meetings and subsequent follow-up meetings with company presidents have been highly successful in identifying action steps that will improve profitability.

Slide 10 (Extraordinary Measures – Investments)

Another area where we acted quickly was to significantly reduce our investment risk. We sold the vast majority of our investment in Northrop stock. At the beginning of 2008 we held $706 million of Northrop stock and this holding was reduced to $40 million at the end of the year. We also sold most of our diversified stock and REIT portfolios in the fourth quarter. These actions have taken a significant amount of risk off our balance sheet.

Slide 11 (Extraordinary Measures – Unitrin Direct)

We have been disappointed with the losses in our Unitrin Direct segment. This operation was a 2001 start-up that was created to reach those auto insurance buyers that would prefer to buy direct without the help of independent agents or brokers. The losses have resulted from several factors. First, we have been trying to grow it organically at a rapid pace and in a direct-to-consumer operation there is quite a bit of upfront sales cost, such as the costs of mailing, advertising, and internet fees, that all flow to the bottom line. Second, since Unitrin Direct is a fairly new operation, it has a higher level of new versus renewal business than a more established company would have. New auto insurance business typically has higher loss ratios than renewal business and this has adversely impacted our bottom line. And lastly we have had inadequate pricing in certain geographical areas.

We have identified a series of actions that will be necessary to reach profitability. First we have taken rate increases and underwriting actions which we believe will lower loss ratios. We have also made several strategic acquisitions that will add scale, provide us with a homeowners product and also get Unitrin Direct into the affinity business. Merastar was acquired in 2007 and that brought us an affinity sales channel along with a homeowners product. Although small, it did bring a more seasoned renewal book of business to the table. And in February of this year we acquired the Response Insurance Group of companies. We are excited about this acquisition, as it brings us a larger operation that earned a little over $150 million of premiums in 2008. It also brings us a niche market targeting teachers. In order to get the expense ratio down, we are in the process of making a series of staff and office reductions. We have also reduced marketing expenditures. We are very focused on getting this operation into the black and we believe that these actions will be successful.

Slide 12 (Extraordinary Measures – Fireside Bank)

Prior to 2007, Fireside Bank had 25 consecutive years of profitability. Then the economic tsunami that hit the banking world also hit Fireside. Net loan charge-offs increased from $56 million in 2006 to $87 million in 2007 and $183 million in 2008. This charge-off experience is what has driven this company from a highly profitable operation to experiencing losses the past two years.

Early on we determined that it was not going to be feasible to sell the company or even to sell its loan portfolio because the valuations from potential buyers were too low. Therefore on March 24th of this year we publicly announced that the writing of new auto loans will cease. The company is now in run-off and we expect to recoup Fireside’s capital over time, which is in excess of $200 million. We made the decision to exit this business not only because of recent losses, but also because of changes in both regulatory capital requirements and the market place. We believe that these changes would hurt future prospects for returning to the levels of profitability that Fireside enjoyed for so many years.

Putting the company into run-off was a tough decision as the company has many dedicated employees, but it was a decision that we believed was best for Unitrin and its shareholders.

Slide 13 (Good Things to Report)

Although 2008 was a terrible year, we do have some good things to report. Our investment risk has been significantly reduced. Three of our segments – Kemper, Unitirn Specialty and the Life and Health Insurance segments - are performing quite well. We have no debt due until 2010. We have also created the Unitrin Service Group to reduce expenses. And lastly, we believe that the property casualty market has turned and rates are starting to harden. It is hardening somewhat because insurance companies need to replenish capital. I will touch on each of these points in the following slides.

Slide 14 (Investments with Little Direct Investment Exposure)

We are very pleased that our investment policies over the years have resulted in little direct investment exposure to derivatives, such as credit default swaps or synthetic CDOs. Our belief has always been that derivatives such as these could be dangerous and as a result we steered clear of them. The company also does not participate directly in activities such as interest rate swaps, forward foreign currency contracts and commodities contracts thereby limiting our counter-party risk. We also have little or no direct investment in Alt A mortgage securities, subprime mortgage securities or commercial mortgage securities. We are pleased that we avoided these types of risks which have bankrupted or severely impaired many other financial services companies this past year. Our loss of capital was largely done the old fashioned way, through the declines of market prices of bonds and stocks.

Slide 15 (Practices in which we do Not Engage)

Another area in which we do not engage is securities lending, either as a lender or borrower of securities. This was an activity that we stopped participating in some years ago when we decided that the risk-reward correlation was inadequate. And since our life insurance operations tend to be geared towards consumers of limited means we do not write annuities or other investment-based life insurance products. These are areas in which some of our peer companies in the industry have gotten into, resulting in some financial difficulties.

Slide 16 (Investment Risk Has Been Significantly Reduced)

This chart shows the extent to which we have shifted our invested assets into less volatile asset classes. The first line, representing total fixed maturity securities, has increased by nearly $623 million or 17% since the end of 2007, while the second line, which is our investment in equity securities, has declined by $1.2 billion or 79%. I would also like to point out that our fixed maturity securities now represent 73.3% of our total invested assets, up from 55.8% at the end of 2007. This asset class is comprised primarily of high grade bonds with nearly 95% being rated as investment grade. The other investments shown on this slide are investment real estate at 4.4% of total invested assets, alternative investments, which represent investments in partnerships and LLCs, at 3.9%, short-term investments at 9.1% and loans to policyholders and other investments at 3.7%. During this 15 month period, total investments have declined by $724 million, a decrease that was caused largely by the decline in market prices experienced in these extraordinary times.

Slide 17 (Combined Ratios, X-CATS)

Another positive is that our Kemper and Unitrin Specialty units are performing well. This slide shows GAAP basis combined ratios restated by removing the claims attributable to catastrophe losses. A combined ratio represents the percentage amount of premiums that are used for claims and expenses but excludes investment income. Since catastrophe losses can vary widely by year, it is helpful to look at the underlying combined ratio run-rates after excluding cat losses. As you can see, Kemper has consistently put up good numbers in recent years in the high eighties or low nineties. Kemper needs to run at these lower non-cat rates due to its sizable homeowners book which is subject to cat losses. Kemper’s management continually looks for ways to reduce its cat exposure. Minimizing coastal exposures and monitoring roof-top concentrations are ways that this can be done. Although somewhat expensive, we also buy catastrophe reinsurance to protect us from exceptionally large storms, primarily hurricanes, or earthquakes. Unitrin Specialty, on the other hand, is not as prone to cat losses, as it only markets auto insurance. Its numbers were good up until 2008. But it has been running a little hot at around 100 and this is primarily due to the higher loss ratios associated with the significant growth of California new business written in 2008. Unitrin Direct, however, is another story as its combined ratios are unacceptable. But as I stated earlier, we have a number of actions in place to reduce its combined ratios and move that company into a profitable position. Some of these actions are starting to take hold as its first quarter 2009 combined ratio of 110.8 is 4.2 points better than last year. Also included in the current quarter is $1.3 million or 1.6 points of restructuring charges.

Slide 18 (Life and Health Operations Provide Stability)

A solid performer year in and year out has been our life and health insurance operations which provide bottom line stability. As this chart shows we did experience a drop in profitability in 2008, from $97 million in 2007 to $51.8 million in 2008. Included in the life and health insurance segment is property insurance sold by the Career Agency Companies. The property insurance line of business was hard hit by catastrophe losses in 2008 and when excluding these losses, the net income, X-cats, decreased by $25 million, from $103.8 million in 2007 to $78.8 million in 2008. This drop resulted from net investment losses from alternative investment market value declines. With respect to the cat losses, a program has recently been implemented to non-renew coastal dwelling exposures. This follows the decision, in 2008, to no longer write the dwelling product which insures residential structures for such perils as wind and fire. Career Agency will continue to write the more profitable contents product which is geared to renters. We believe that these actions will significantly lower our exposure to large catastrophes in this segment.

With respect to the first quarter results, net income was flat compared to 2008, but included in the numbers was an increase in cat losses due primarily to some adverse development from last year’s hurricane losses. This was offset by lower losses from alternative investments and the positive impact from the Primesco acquisition. Excluding the impact of cat losses, net income for the first quarter was up $3.6 million or 23% over last year.

Slide 19 (No Debt Due Until 2010)

Thankfully we are under no obligation to negotiate the renewal of our debt agreements this year. With the freeze-up of the credit markets, especially with respect to financial service companies, it would be difficult to obtain reasonable terms. As you can see, our revolver expires in June, 2010, and $200 million of senior notes are due in November of 2010. The $360 million of senior notes are not due until May of 2017. Also our debt remains rated as investment grade by both Standard & Poor’s and Moody’s.

Slide 20 (Creation of Unitrin Services Group)

Early in 2008 we made the decision to create the Unitrin Services Group which would eventually house many of the backroom functions of our three property and casualty insurance operations, Kemper, Unitrin Specialty and Unitrin Direct. Historically, each of these three operations had their own support functions with the exception of certain services provided by the Unitrin Data Center and our Corporate office. We believe that by centralizing these functions, we will be able to achieve a variety of goals, such as the expanded utilization of best practices, increasing the effectiveness of current operations, eliminating duplication, reducing expenses and thereby improving bottom-line results. This is a multi-year project and we are pleased with the progress that has been made to date.

Slide 21 (U.S. Property Casualty Industry)

According to a recent report from A.M. Best, an insurance credit-rating organization, the U.S. personal lines insurance segment experienced an $8.2 billion underwriting loss in 2008 which is significantly down from an $8.4 billion underwriting gain experienced in 2007. The personal lines combined ratio increased from a 96.2 in 2007 to a 103.9 last year. This poor result in 2008 came primarily from higher homeowners catastrophe losses and, to a lesser extent, higher automobile losses. Overall, the entire property casualty insurance industry had a $59 billion decline in capital, driven primarily by $55 billion of unrealized investment losses coupled with higher than normal catastrophe losses.

As a result of this loss of capital, there appears to be a hardening in the underwriting cycle, particularly in personal lines. A hardening means that premium rates will increase in order to replenish capital. This is good news for Unitrin, as the higher rates we are implementing should stick and produce improved underwriting results for 2009, contingent of course, upon the level of catastrophe losses that we will experience.

Slide 22 (1st Quarter Results)

For the first quarter, total revenues, excluding realized investment gains or losses, increased by $27.1 million or 4% over 2008, primarily due to Unitrin Specialty organic growth and the Primesco and Response Insurance acquisitions.

Income from continuing operations, excluding realized investment gains or losses, was $9.4 million in 2009, down from $16.7 million last year. This decrease is primarily due to a $6.8 million deferred state income tax adjustment for Fireside Bank which resulted from the decision to exit the automobile finance business.

Net income declined by $20.8 million to a $5.6 million loss this quarter, due to the $6.8 million Fireside tax adjustment, an increase in realized investment losses of $19.7 million, offset by an improvement in discontinued operations of $6.2 million. Included in realized investment losses in the current quarter were $16 million of other-than-temporary declines in the fair values of investments.

Slide 23 (Key Takeaways)

In closing, I would like to leave you with a few takeaways. First, we are taking decisive action at our operating companies in order to return Unitrin to profitability. It is especially critical that we move Unitrin Direct into the black. Second, our investment risk has been significantly reduced. Our equity investments are down $1.2 billion to $328 million. We do not directly invest in derivatives or hedging activities. The vast majority of our investments are now in investment grade, fixed maturity or short-term securities. Third, we have taken decisive action to reduce our exposure to large catastrophes. We have begun to non-renew Career Agency coastal dwelling exposures and we continue to reduce Kemper’s coastal exposures. Fourth, we believe that the exit from the automobile finance business will lower our risk and allow us to return Fireside’s capital to Unitrin over time. And lastly, we believe that the personal lines industry fundamentals appear to be favorable for us to raise rates in order to rebuild capital.

This concludes my prepared remarks. Now I would like to turn the meeting back over to Dick Vie.

Slide 24 (Unitrin Building Scene)

Thanks Don. That concludes the informal part of our meeting and now I would like to open this up to any questions that you may have.